Exhibit 30(e)(ii)

Supplement to the Application
[ ] The Prudential Insurance Company of America
[ ] Pruco Life Insurance Company
A Subsidiary of The Prudential Insurance
Company of America

No.____________________________________________

A Supplement to the Application for a variable contract in which_________________
___________________________ is named as the proposed Insured.

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I BELIEVE THIS CONTRACT MEETS MY INSURANCE NEEDS AND FINANCIAL OBJECTIVES. I
ACKNOWLEDGE RECEIPT OF A CURRENT PROSPECTUS FOR THE CONTRACT. I UNDERSTAND
THAT THE CONTRACT'S VALUE AND DEATH BENEFIT MAY VARY DEPENDING ON THE CONTRACT'S
INVESTMENT EXPERIENCE.............................................. [ ]Yes [ ]No

An illustration of values is available upon request.

Date Signature of Applicant

___________, 19___ _________________________________________________

ORD 86218-90